Exhibit 99.1
ANCESTRY.COM INC. REPORTS 2010 FINANCIAL RESULTS
— Ancestry.com Subscriber Growth of 31% Year-Over-Year —
— 2010 Total Revenue Up 34% Year-Over-Year —
— Provides FY 2011 Outlook —
PROVO, Utah, Feb. 24, 2011 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter and full year ended December 31, 2010.
“2010 was a productive and very successful year for Ancestry.com. We drove substantial gains in our subscriber base both domestically and internationally, delivered strong financial results and executed on our plan to position the Company for long-term growth,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “Highlights included investments in our product and our talent base, the completion of three complementary acquisitions, and our highly successful partnership with NBC in bringing Who Do You Think You Are? to the U.S. The hard work will continue in 2011, but we believe these achievements give us a solid foundation for growth in the coming year and beyond.”
Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,395,000 as of December 31, 2010, a 31% increase over the end of 2009 and up modestly since the end of the third quarter of 2010.
•	Gross subscriber additions were 203,000 in the fourth quarter of 2010, compared to 165,000 in the fourth quarter of 2009 and 252,000 in the third quarter of 2010.
•	Monthly churn[1] was 3.9% in the fourth quarter of 2010, compared to 3.6% in the fourth quarter of 2009 and 4.0% in the third quarter of 2010.
•	Subscriber acquisition cost[2] in the fourth quarter of 2010 was $96.87, compared to $85.21 in the fourth quarter of 2009 and $81.58 in the third quarter of 2010.
•	Average monthly revenue per subscriber[3] in the fourth quarter of 2010 was $17.78, compared to $16.67 in the fourth quarter of 2009 and $17.75 in the third quarter of 2010.
Fourth Quarter and Full Year 2010 Financial Highlights
•	Total revenue for the fourth quarter of 2010 was $82.7 million, an increase of 37.6% over $60.1 million in the fourth quarter of 2009, driven by growth in our core Ancestry.com Web sites revenues of 41.1%. For the full year 2010, total revenue was $300.9 million, an increase of 33.8% over the full year 2009, with Ancestry.com Web site revenue growth of 37.7%.
•	Operating income for the fourth quarter of 2010 was $17.9 million, compared to $8.8 million in the fourth quarter of 2009. For the full year 2010, operating income was $60.6 million compared to $32.0 million for the full year 2009.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter. To arrive at monthly churn, the results are divided by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the quarter from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.

•	Adjusted EBITDA[4] for the fourth quarter of 2010 was $29.7 million, compared to $18.7 million in the fourth quarter of 2009. Adjusted EBITDA margin for the fourth quarter of 2010 was 35.9%, compared to 31.1% in the fourth quarter of 2009. For the full year 2010, adjusted EBITDA was $101.0 million, compared to $71.6 million for the full year 2009. Adjusted EBITDA margin for the full year 2010 was 33.6%, up from 31.8% for the full year 2009.
•	Net income was $12.6 million, or $0.25 per fully diluted share, for the fourth quarter of 2010 compared to $9.1 million, or $0.20 per fully diluted share, in the fourth quarter of 2009. For the full year 2010, net income was $36.8 million, or $0.76 per fully diluted share, compared to $21.3 million, or $0.51 per fully diluted share, for the full year 2009. The fourth quarter of 2010 included expenses of $1.0 million ($0.02 per share) associated with the November 10, 2010 secondary offering.
•	Free cash flow[5] totaled $60.4 million for the full year 2010 compared to $29.6 million for the full year 2009.
•	Cash, cash equivalents, and short-term investments totaled $65.5 million as of December 31, 2010.
Recent Business Highlights
•	Partnered with NBC for the second season of the Who Do You Think You Are? television series, which premiered on February 4, 2011.
•	Added several new important content collections, including U.S. Military cadet applications, U.S. Penitentiary records, and early London parish registers spanning nearly 300 years.
•	Released new iPad app, available for free at the iTunes App Store, allowing consumers a new way to share and update family trees, old photos and records.
•	Released Ancestry.com Family Tree Maker® 2011 for Mac on the Mac App Store.
Business Outlook
The Company’s financial and operating expectations for the first quarter and full year 2011 are as follows:
First Quarter 2011
•	Revenue in the range of $86.0 to $88.0 million
•	Adjusted EBITDA in the range of $22.0 to $24.0 million
•	Ending subscribers of approximately 1,545,000
Full Year 2011
•	Revenue in the range of $370.0 to $375.0 million
•	Adjusted EBITDA in the range of $125.0 to $130.0 million
•	Ending subscribers of approximately 1,700,000 to 1,725,000

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense.

Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). An accompanying slide presentation and a live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 888-578-6632 (within the United States), or 719-325-2226 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Friday, March 4, 2011. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 1368993. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock-based compensation and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining the incentive compensation pool.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with nearly 1.4 million paying subscribers. More than 6 billion records have been added to the site in the past 14 years. Ancestry users have created more than 20 million family trees containing over 2 billion profiles. Ancestry.com has local Web sites directed at nine countries that help people discover, preserve and share their family history, including its flagship Web site at www.ancestry.com.

Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing our subscriber base, our reach, our activities to enhance subscribers’ experience, our activities to promote our products, our business outlook, our leadership position and our opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include our continued ability to attract and retain subscribers; our continued ability to acquire content and make it available online; difficulties encountered in integrating acquired businesses and retaining customers; failure of our products to continue to meet customer demand; the adverse impact of competitive product announcements; failure of the second season of Who Do You Think You Are? to yield results comparable to the first season; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.
Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, and in discussions in other of our SEC filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Ancestry.com Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,519	$66,941
Restricted cash	2,476	2,181
Short-term investments	—	33,331
Accounts receivable, net	6,990	5,860
Income tax receivable	8,094	2,017
Deferred income taxes	3,873	8,797
Prepaid expenses and other current assets	9,243	5,380

Total current assets	96,195	124,507
Property and equipment, net	21,252	19,430
Content database costs, net	65,418	49,650
Intangible assets, net	34,281	41,484
Goodwill	303,374	285,466
Other assets	1,666	2,811

Total assets	$522,186	$523,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,451	$6,877
Accrued expenses	30,785	18,850
Escrow liability	6,193	1,763
Deferred revenues	89,301	69,711
Current portion of long-term debt	—	28,416

Total current liabilities	135,730	125,617
Long-term debt, less current portion	—	71,609
Deferred income taxes	20,571	30,117
Other long-term liabilities	2,018	1,115

Total liabilities	158,319	228,458
Commitments and contingencies
Stockholders’ equity:
Common stock	45	42
Additional paid-in capital	328,957	272,513
Accumulated other comprehensive income (loss)	643	(41)
Retained earnings	34,222	22,376

Total stockholders’ equity	363,867	294,890

Total liabilities and stockholders’ equity	$522,186	$523,348

Ancestry.com Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$77,327	$55,201	$281,670	$207,707
Product and other revenues	5,408	4,908	19,261	17,195

Total revenues	82,735	60,109	300,931	224,902
Costs of revenues:
Cost of subscription revenues	12,413	10,428	46,409	40,183
Cost of product and other revenues	1,769	1,927	5,698	6,140

Total cost of revenues	14,182	12,355	52,107	46,323

Gross profit	68,553	47,754	248,824	178,579
Operating expenses:
Technology and development	11,849	9,546	42,296	36,236
Marketing and advertising	23,512	17,399	94,573	61,625
General and administrative	10,475	7,971	35,390	32,540
Amortization of acquired intangible assets	4,810	4,052	15,959	16,217

Total operating expenses	50,646	38,968	188,218	146,618

Income from operations	17,907	8,786	60,606	31,961
Interest expense	(187)	(1,355)	(5,083)	(6,139)
Interest income	46	46	386	792
Other income, net	41	7	439	21

Income before income taxes	17,807	7,484	56,348	26,635
Income tax expense	(5,256)	1,587	(19,503)	(5,340)

Net income	$12,551	$9,071	$36,845	$21,295

Net income per common share
Basic	$0.28	$0.22	$0.85	$0.55

Diluted	$0.25	$0.20	$0.76	$0.51

Weighted average common shares outstanding
Basic	45,125	40,857	43,592	38,930

Diluted	49,980	45,458	48,722	41,533

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net Income	$12,551	$9,071	$36,845	$21,295
Interest expense, net	141	1,309	4,697	5,347
Income tax expense	5,256	(1,587)	19,503	5,340
Depreciation expense	3,418	2,844	11,773	10,936
Amortization expense	6,813	5,868	23,526	23,214
Stock-based compensation	1,528	1,209	5,069	5,474
Other income, net	(41)	(7)	(439)	(21)

Adjusted EBITDA	$29,666	$18,707	$100,974	$71,585

Capitalization of content database costs	(5,340)	(3,543)	(13,874)	(9,398)
Purchase of property and equipment	(5,071)	(5,796)	(12,968)	(13,362)
Cash paid for interest	(117)	(1,116)	(2,645)	(7,740)
Cash paid for income taxes	(4,783)	(2,487)	(11,128)	(11,472)

Free cash flow	$14,355	$5,765	$60,359	$29,613

Ancestry.com Inc.
Other Data

	Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Total Subscribers	1,394,910	1,376,974	1,310,562	1,211,978	1,066,123
Gross subscriber additions	202,509	251,738	290,589	279,100	165,241
Monthly churn	3.9%	4.0%	4.3%	3.3%	3.6%
Subscriber acquisition cost	$96.87	$81.58	$74.04	$69.57	$85.21
Average monthly revenue per subscriber	$17.78	$17.75	$18.02	$16.70	$16.67
For more information:

Investors:	Media:
Ancestry.com Inc.	Brainerd Communicators, Inc.
Ryan Ostler	Ray Yeung / Jo Anne Barrameda
(801) 705-7942	(212) 986-6667
rostler@ancestry.com	yeung@braincomm.com / barrameda@braincomm.com